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EXHIBIT 99.7

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

        Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Inmarsat Finance plc, a public limited company with limited liability organized under the laws of England and Wales, Inmarsat Group Limited, Inmarsat Ventures Limited, Inmarsat Investments Limited, Inmarsat Limited and Inmarsat Leasing (Two) Limited, each a limited company organized under the laws of England and Wales, and Inmarsat Launch Company Limited, a limited company organized under the laws of the Isle of Man (collectively, the "Registrants"), in the Registration Statement on Form F-4 of the Registrants (File No. 333-115865) and any amendments thereto.

/s/ RICHARD MEDLOCK
Name:	Richard Medlock
Dated:	August 6, 2004

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CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR